Exhibit 99

Eaton Reports Fourth Quarter Net Income and Adjusted Earnings Per Share of $1.43

Excluding Income of $62 Million Related to the New U.S. Tax Bill, Net Income and Adjusted Earnings Per Share Were $1.29, Up 15 Percent Over Fourth Quarter of 2016 and at High End of Guidance Range

Operating Cash Flow in the Fourth Quarter of $879 Million, Resulting in Record Full Year Operating Cash Flow of $2.7 Billion

2018 Net Income and Adjusted Earnings per Share Expected to be Between $5.00 and $5.20, Reflecting 10 percent Growth at Midpoint of Range, Excluding the Gain on Eaton Cummins Joint Venture and the Income Related to the New U.S. Tax Bill in 2017

DUBLIN--(BUSINESS WIRE)--February 1, 2018--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and adjusted earnings per share were $1.43 for the fourth quarter of 2017. Adjusted earnings per share excludes $1 million of acquisition integration charges recorded in the quarter. Excluding income in the quarter of $62 million related to the new U.S. tax bill, net income and adjusted earnings per share were $1.29, up 15 percent over the fourth quarter of 2016.

Sales in the fourth quarter of 2017 were $5.2 billion, up 7 percent over the same period in 2016. The sales increase consisted of 5 percent growth in organic sales and 2 percent increase from positive currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a strong fourth quarter, with revenues above the high end of our guidance range, and net income and adjusted earnings per share, excluding the impact of the new U.S. tax bill, at the high end of our guidance range. Coming into the quarter, we expected organic sales would be up between 3 and 4 percent and currency translation would add 1½ percent growth. Our organic sales ended up growing 5 percent, and positive currency translation impacted sales 2 percent. The 5 percent organic growth was our highest quarterly rate of growth during 2017.

“The impact of the new U.S. tax bill was income of $62 million in the fourth quarter,” said Arnold. “Marking our deferred tax assets and liabilities to the lower tax rate created $79 million of income, which was offset by a $17 million charge for the mandatory repatriation tax.

“Our orders in the fourth quarter grew rapidly in every segment,” said Arnold. “Segment margins in the fourth quarter were a record 16.5 percent. Excluding restructuring costs in the segments of $36 million in the quarter, segment margins were 17.1 percent.

“Operating cash flow in the fourth quarter was $879 million,” said Arnold. “We continued to return substantial cash to our shareholders, repurchasing $61 million of our shares in the quarter, making our full year repurchases a total of $850 million, 2.5 percent of our shares outstanding at the beginning of the year.”

For full year 2017, sales were $20.4 billion, 3 percent higher than 2016. Net income and adjusted earnings per share were $6.68. Excluding the gain on the Cummins JV and the income arising from the new tax bill, net income and adjusted earnings per share were $4.65 per share, up 11 percent and 10 percent, respectively, over 2016. Operating cash flow in 2017 was a record $2.7 billion. Excluding $350 million contributed to our U.S. qualified pension plans during the year, operating cash flow was $3.0 billion.

“Looking at 2018, we expect our organic revenues to grow approximately 4 percent,” said Arnold. “We anticipate segment margins to be between 16.3 and 16.9 percent, a significant step up from 15.8 percent in 2017.

“We expect 2018 net income and adjusted earnings per share to be between $5.00 and $5.20, representing at the midpoint a 10 percent increase over 2017, excluding the gain on the Cummins JV and the income arising from the new tax bill in 2017,” said Arnold. “We anticipate net income and adjusted earnings per share for the first quarter of 2018 to be between $1.00 and $1.10.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 6 percent over the fourth quarter of 2016. Organic sales were up 3 percent and currency translation was positive 3 percent. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $331 million, up 4 percent over the fourth quarter of 2016.

“Operating margins in the fourth quarter were 18.2 percent, and excluding restructuring costs of $15 million, 19.0 percent,” said Arnold. “Orders in the fourth quarter were up 5 percent over the fourth quarter of 2016, driven by growth in the Americas and EMEA.”

Sales for the Electrical Systems and Services segment were $1.5 billion, up 3 percent over the fourth quarter of 2016. Organic sales were up 2 percent while currency translation was positive 2 percent. During the quarter we divested our stake in a joint venture, which reduced sales by 1 percent. Segment operating profits were $225 million, up 27 percent over the fourth quarter of 2016. Excluding restructuring costs of $9 million in 2017 and $29 million in 2016, operating profits were up 14 percent.

“Operating margins were 15.0 percent, and excluding the $9 million restructuring costs, 15.6 percent,” said Arnold. “Orders in fourth quarter were up 12 percent over the fourth quarter of 2016, led by strong growth in the Americas. We saw particular strength in power distribution assemblies, harsh and hazardous systems, and services.”

Hydraulics segment sales were $614 million, up 18 percent over the fourth quarter of 2016. Organic sales were up 17 percent and currency translation was positive 1 percent. Operating profits in the fourth quarter were $74 million, an increase of 100 percent over the fourth quarter of 2016. Excluding restructuring costs of $6 million in 2017 and $23 million in 2016, operating profits were up 33 percent.

“Operating margins in the quarter were 12.1 percent, and excluding the restructuring costs of $6 million, 13.0 percent,” said Arnold. “Hydraulics orders in the fourth quarter of 2017 were up 25 percent over the fourth quarter of 2016, with solid growth in all geographic regions. We continued to see order strength from both OEMs and distributors.”

Aerospace segment sales were $441 million, up 4 percent over the fourth quarter of 2016. Organic sales were up 2 percent and currency translation was positive 2 percent. Operating profits in the fourth quarter were $88 million, up 5 percent over the fourth quarter of 2016.

“Operating margins in the quarter were 20.0 percent,” said Arnold. “Orders in the quarter were up 9 percent compared to the fourth quarter of 2016. We saw strength in almost all major end markets.”

The Vehicle segment posted sales of $838 million, up 13 percent over the fourth quarter of 2016. Organic sales were up 12 percent and currency translation was positive 3 percent, partially offset by negative 2 percent impact from the formation of the Eaton Cummins joint venture. Operating profits in the fourth quarter were $140 million, up 44 percent over the fourth quarter of 2016. Excluding restructuring costs of $5 million in 2017 and $13 million in 2016, operating profits were up 32 percent.

“Operating margins in the quarter were 16.7 percent, and excluding the restructuring costs of $5 million, 17.3 percent,” said Arnold.

Eaton is a power management company with 2017 sales of $20.4 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full-year 2018 net income and adjusted earnings per share, and 2018 organic revenue growth and segment margins. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the twelve months ended December 31, 2017 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2017	2016*	2017	2016*
Net sales	$5,213	$4,867	$20,404	$19,747

Cost of products sold	3,535	3,319	13,756	13,409
Selling and administrative expense	862	863	3,565	3,505
Research and development expense	144	145	584	589
Interest expense - net	65	60	246	233
Gain on sale of business	—	—	1,077	—
Other income - net	(28)	(79)	(38)	(107)
Income before income taxes	635	559	3,368	2,118
Income tax expense	1	51	382	199
Net income	634	508	2,986	1,919
Less net income for noncontrolling interests	—	(4)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$634	$504	$2,985	$1,916

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.43	$1.12	$6.68	$4.20
Basic	1.44	1.12	6.71	4.21

Weighted-average number of ordinary shares outstanding
Diluted	443.3	452.4	447.0	456.5
Basic	440.3	450.5	444.5	455.0

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$634	$504	$2,985	$1,916
Excluding acquisition integration charges (after-tax)	1	1	2	3
Adjusted earnings	$635	$505	$2,987	$1,919

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.43	$1.12	$6.68	$4.20
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	0.01
Adjusted earnings per ordinary share	$1.43	$1.12	$6.68	$4.21

*Year and three months ended December 31, 2016 amounts have been adjusted to reflect the change in inventory accounting method, as described in Note 2.

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2017	2016*	2017	2016*
Net sales
Electrical Products	$1,822	$1,726	$7,193	$6,957
Electrical Systems and Services	1,498	1,455	5,666	5,662
Hydraulics	614	520	2,468	2,222
Aerospace	441	425	1,744	1,753
Vehicle	838	741	3,333	3,153
Total net sales	$5,213	$4,867	$20,404	$19,747

Segment operating profit
Electrical Products	$330	$316	$1,287	$1,240
Electrical Systems and Services	225	177	770	711
Hydraulics	74	37	288	198
Aerospace	88	84	332	335
Vehicle	140	97	537	474
Total segment operating profit	857	711	3,214	2,958

Corporate
Amortization of intangible assets	(100)	(95)	(388)	(392)
Interest expense - net	(65)	(60)	(246)	(233)
Pension and other postretirement benefits expense	(7)	(15)	(45)	(60)
Gain on sale of business	—	—	1,077	—
Other corporate income (expense) - net	(50)	18	(244)	(155)
Income before income taxes	635	559	3,368	2,118
Income tax expense	1	51	382	199
Net income	634	508	2,986	1,919
Less net income for noncontrolling interests	—	(4)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$634	$504	$2,985	$1,916

*Year and three months ended December 31, 2016 amounts have been adjusted to reflect the change in inventory accounting method, as described in Note 2.

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016*
(In millions)
Assets
Current assets
Cash	$561	$543
Short-term investments	534	203
Accounts receivable - net	3,943	3,560
Inventory	2,620	2,346
Prepaid expenses and other current assets	656	381
Total current assets	8,314	7,033

Property, plant and equipment - net	3,502	3,443

Other noncurrent assets
Goodwill	13,568	13,201
Other intangible assets	5,265	5,514
Deferred income taxes	253	325
Other assets	1,698	960
Total assets	$32,600	$30,476

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$6	$14
Current portion of long-term debt	578	1,552
Accounts payable	2,166	1,718
Accrued compensation	453	379
Other current liabilities	1,849	1,822
Total current liabilities	5,052	5,485

Noncurrent liabilities
Long-term debt	7,167	6,711
Pension liabilities	1,226	1,659
Other postretirement benefits liabilities	362	368
Deferred income taxes	538	321
Other noncurrent liabilities	965	934
Total noncurrent liabilities	10,258	9,993

Shareholders’ equity
Eaton shareholders’ equity	17,253	14,954
Noncontrolling interests	37	44
Total equity	17,290	14,998
Total liabilities and equity	$32,600	$30,476

*December 31, 2016 amounts have been adjusted to reflect the change in inventory accounting method, as described in Note 2.

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2017 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, net income and adjusted earnings per ordinary share excluding the gain on the sale of a business and income from the new United States (U.S.) tax bill, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income and adjusted earnings per ordinary share of $1.43 for the three months ended December 31, 2017 were $1.29 excluding $0.14 per share of income from the new U.S. tax bill. Net income and adjusted earnings per ordinary share of $6.68 for the year ended December 31, 2017 were $4.65 excluding $1.89 per share from the gain on the sale of the business related to the Eaton Cummins Automated Transmission Technologies joint venture and $0.14 per share of income from the new U.S. tax bill.

Note 2. CHANGE IN ACCOUNTING POLICY

During the fourth quarter of 2017, the Company changed its method of accounting for certain inventory in the United States from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method. The FIFO method of accounting for inventory is preferable because it conforms the Company's entire inventory to a single method of accounting and improves comparability with the Company's peers. All prior periods presented have been retrospectively adjusted to apply the new method of accounting.

The Tax Cuts and Jobs Act ("TCJA"), which was signed into law on December 22, 2017, would have required $14 of additional tax expense to adjust the deferred tax asset related to the LIFO reserve to the new tax rate if inventories continued to be computed under the LIFO method. The change from the LIFO method to the FIFO method eliminated the need to record this $14 of additional tax expense.

The following financial statement line items within the accompanying financial statements were adjusted, as follows:

	Three months ended December 31, 2017				Three months ended December 31, 2016

(In millions except for per share data)	As computed under LIFO	As reported under FIFO	Effect of change		As originally reported	As adjusted	Effect of change
			TCJA	Other
Consolidated Statements of Income
Cost of products sold	$3,541	$3,535	$—	$(6)	$3,319	$3,319	$—
Income before income taxes	629	635	—	6	559	559	—
Income tax expense	13	1	(14)	2	51	51	—
Net income	616	634	14	4	508	508	—
Net income attributable to Eaton ordinary shareholders	616	634	14	4	504	504	—

Net income per ordinary share
Diluted	$1.39	$1.43	$0.03	$0.01	$1.12	$1.12	$—
Basic	$1.40	$1.44	$0.03	$0.01	$1.12	$1.12	$—

Adjusted earnings
Adjusted earnings	$617	$635	$14	$4	$505	$505	$—
Adjusted earnings per ordinary share	$1.39	$1.43	$0.03	$0.01	$1.12	$1.12	$—

Business Segment information
Other corporate income (expense) - net	$(56)	$(50)	$—	$(6)	$18	$18	$—
	Year ended December 31, 2017				Year Ended December 31, 2016

(In millions except for per share data)	As computed under LIFO	As reported under FIFO	Effect of change		As originally reported	As adjusted	Effect of change
			TCJA	Other
Consolidated Statements of Income
Cost of products sold	$13,770	$13,756	$—	$(14)	$13,400	$13,409	$9
Income before income taxes	3,354	3,368	—	14	2,127	2,118	(9)
Income tax expense	391	382	(14)	5	202	199	(3)
Net income	2,963	2,986	14	9	1,925	1,919	(6)
Net income attributable to Eaton ordinary shareholders	2,962	2,985	14	9	1,922	1,916	(6)

Net income per ordinary share
Diluted	$6.63	$6.68	$0.03	$0.02	$4.21	$4.20	$(0.01)
Basic	$6.66	$6.71	$0.03	$0.02	$4.22	$4.21	$(0.01)

Adjusted earnings
Adjusted earnings	$2,964	$2,987	$14	$9	$1,925	$1,919	$(6)
Adjusted earnings per ordinary share	$6.63	$6.68	$0.03	$0.02	$4.22	$4.21	$(0.01)

Business Segment information
Other corporate income (expense) - net	$(258)	$(244)	$—	$(14)	$(146)	$(155)	$9

	December 31, 2017			December 31, 2016

(In millions)	As computed under LIFO	As reported under FIFO	Effect of change	As originally reported	As adjusted	Effect of change
Condensed Consolidated Balance Sheets
Inventory	$2,514	$2,620	$106	$2,254	$2,346	$92
Deferred income taxes - noncurrent asset	253	253	—	360	325	(35)
Deferred income taxes - noncurrent liability	512	538	26	321	321	—
Total equity	17,210	17,290	80	14,941	14,998	57

Note 3. SALE OF A BUSINESS

On July 31, 2017, Eaton sold a 50% interest in its heavy-duty and medium-duty commercial vehicle automated transmission business for $600 in cash to Cummins, Inc. The new joint venture is named Eaton Cummins Automated Transmission Technologies. The Company recognized a pre-tax gain of $1,077, of which $533 related to the pre-tax gain from the $600 proceeds from the sale and $544 related to the Company’s remaining 50% investment in the joint venture being remeasured to fair value. The after-tax gain was $843, or $1.89 per share. The fair value is based on the price paid to Eaton for the 50% interest sold to Cummins, Inc. and further supported by a discounted cash flow model. Eaton will account for its investment on the equity method of accounting.

Note 4. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended December 31
	2017	2016	2017	2016	2017	2016
Business segments
Electrical Products	$1	$1	$330	$316	$331	$317
Electrical Systems and Services	—	—	225	177	225	177
Hydraulics	—	—	74	37	74	37
Aerospace	—	—	88	84	88	84
Vehicle	—	—	140	97	140	97
Total business segments	1	1	$857	$711	$858	$712
Corporate	—	—
Total acquisition integration charges before income taxes	1	1
Income taxes	—	—
Total after income taxes	$1	$1
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Year ended December 31
	2017	2016	2017	2016	2017	2016
Business segments
Electrical Products	$4	$3	$1,287	$1,240	$1,291	$1,243
Electrical Systems and Services	—	1	770	711	770	712
Hydraulics	—	—	288	198	288	198
Aerospace	—	—	332	335	332	335
Vehicle	—	—	537	474	537	474
Total business segments	4	4	$3,214	$2,958	$3,218	$2,962
Corporate	—	—
Total acquisition integration charges before income taxes	4	4
Income taxes	2	1
Total after income taxes	$2	$3
Per ordinary share - diluted	$—	$0.01

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. Business segment acquisition integration charges in 2016 related to the integration of Ephesus and Oxalis Group Ltd. (Oxalis), which was acquired in 2015. The charges associated with Ephesus were included in Cost of products sold and Selling and administrative expense, while the charges associated with Oxalis were included in Cost of products sold.

Note 5. UNITED STATES TAX CUTS AND JOBS ACT

The effective income tax rate for the fourth quarter of 2017 was expense of 0.2% compared to expense of 9.1% for the fourth quarter of 2016. The tax rate for the fourth quarter of 2017 includes an estimated tax benefit of $62 related to the Tax Cuts and Jobs Act (“TCJA”), which was signed into law on December 22, 2017. The $62 tax benefit related to the TCJA is comprised of a $79 tax benefit for adjusting deferred tax assets and liabilities, offset by a $17 tax expense for the taxation of unremitted earnings of non-U.S. subsidiaries owned directly or indirectly by U.S. subsidiaries of Eaton. Excluding the impact of the TCJA, the tax rate for the fourth quarter was expense of 10.0%. The increase in the effective tax rate in the fourth quarter of 2017 compared to the fourth quarter of 2016 was due to greater levels of income in higher tax jurisdictions.

The effective income tax rate for full year 2017 was expense of 11.3% compared to expense of 9.4% for full year 2016. The tax rate for full year 2017 includes $234 of tax expense on the gain related to the Eaton Cummins JV transaction, which closed during the third quarter, and a tax benefit of $62 related to the TCJA. Excluding the gain and related tax impact on the Eaton Cummins JV transaction, and the impact of the TCJA, the tax rate for full year 2017 was expense of 9.2%. The decrease from 9.4% for the full year 2016 compared to 9.2% for the full year 2017 was due to the resolution of tax contingencies in various tax jurisdictions and the excess tax benefits recognized for employee share-based payments pursuant to the adoption of Accounting Standards Update 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

CONTACT:
Eaton Corporation plc
Scott R. Schroeder, Media Relations, +1 440-523-5150
scottrschroeder@eaton.com
or
Don Bullock, Investor Relations, +1 440-523-5127